Table of Contents

Exhibit 4(l)

AUTHORIZATION AGREEMENT 002/2005/SPV-ANATEL

AUTHORIZATION AGREEMENT FOR A PERSONAL MOBILE SERVICE THAT THE NATIONAL TELECOMMUNICATIONS AGENCY – ANATEL AND TELEMIG CELULAR S.A. HAVE ENTERED INTO

By this document, on the one hand, the NATIONAL TELECOMMUNICATIONS AGENCY –ANATEL, hereinafter referred to as ANATEL, a FEDERAL GOVERNMENT body under the provisions of Federal Law 9472 of July 16, 1997, the General Telecommunications Law - LGT, federal tax roll number (CGC/MF) 02.030.715/0001 -12, represented herein by its Chairman, ELIAS CHAVES GURGEL DO AMARAL, jointly with Board of Directors’ Member, JOSÉ LEITE PEREIRA FILHO, pursuant to the approval of its Board of Directors as per Act 49860, as of April 12, 2005, published in the Federal Official Gazette on April 13, 2005, and on the other hand, TELEMIG CELULAR S.A., federal tax roll number CNPJ 02.320.739/0001 -06, represented herein by its attorneys-in-fact, MARCOS PACHECO, a Brazilian citizen, legally separated, identity card M -442.946 – SSP/SP and taxpayer’s identification number CPF/MF 14.530.696 - 49, and RICARDO DEL GUERRA PERPÉTUO, a Brazilian citizen, married, identity card 13.775.643 – SSP/SP and taxpayer’s identification number CPF/MF 082.864.108 -07, hereinafter referred to as the AUTHORIZED COMPANY, enter into this AUTHORIZATION AGREEMENT, which shall be governed by the rules referred to hereinbelow and by the following clauses:

Chapter I

Subject-Matter, Area and Period of Authorization

Clause 1.1 – The subject-matter of this Agreement is the issuance of an Authorization for the exploration of a Personal Mobile Telephone Service – “SMP”, provided on a private basis in the Area of Provision comprising the Municipalities of Araporã, Araújo, Campina Verde, Campo Florido, Campos Altos, Canápolis, Capinópolis, Carmo do Paranaíba, Carneirinhos, Centralina, Comendador Gomes, Conceição das Alagoas, Córrego Danta, Cruzeiro da Fortaleza, Delta, Frutal, Gurinhatã, Ibiraci, Igaratinga, Iguatama, Indianópolis, Ipiaçú, Itapagipe, Ituiutaba, Iturama, Lagamar, Lagoa Formosa, Lagoa Grande, Limeira D'Oeste, Luz, Maravilhas, Moema, Monte Alegre de Minas, Monte Santo de Minas, Nova Ponte, Nova Serrana, Papagaios, Pará de Minas, Patos de Minas, Pedrinópolis, Pequi, Perdigão, Pirajuba, Pitangui, Planura, Prata, Presidente Olegário, Rio Paranaíba, Santa Juliana, Santa Vitória, São Francisco de Sales, São José da Varginha, Tupaciguara, Uberaba, Uberlândia, União de Minas and Vazante in the State of Minas Gerais.

Sole paragraph. The subject-matter of this Authorization includes the Personal Mobile Telephone Service provided on a private basis pursuant to ANATEL regulations, and in particular, to the provisions of the “SMP” Regulations and the General Plan of Authorizations for the “SMP”.

Clause 1.2 – A Personal Mobile Telephone Service is a land-based mobile telecommunications service of common interest that enables communication between mobile stations and from mobile stations to other stations, pursuant to the provisions contained in the regulations.

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Clause 1.3 – The AUTHORIZED COMPANY has the right to the industrial exploration of the means linked to the rendering of the services, pursuant to the provisions set forth in the regulations, as well as to what is determined in Articles 154 and 155 of the LGT.

Clause 1.4 – This authorization for exploring the “SMP” is for an indeterminate time span.

Clause 1.5 – The service shall be operated by the AUTHORIZED COMPANY using the Sub-band “E” of radio-frequencies as specified below:

  Transmission from the Mobile Station: 1740 MHz to 1755 MHz
  Transmission from the Radio Base Station: 1835 MHz to 1850 MHz

Clause 1.6 – The right to use the radiofrequencies mentioned in the clause hereinabove shall be valid for fifteen (15) years as from the date on which this Agreement is entered into, extendable once only for an equal amount of time, said extension being subject to payment.

Paragraph 1. The use of the radiofrequency shall be of a primary nature and restricted to the respective Service Area as laid down in Clause 1.1.

Paragraph 2. The right to use the radiofrequency is conditional upon the efficient and appropriate use of the same.

Paragraph 3. The sharing of the radiofrequency, when it does not imply any interference that is prejudicial nor impose any limitation as to the provision of the SMP, may be authorized by ANATEL.

Clause 1.7 – In order to extend the right to use the radiofrequencies associated with this Authorization, the AUTHORIZED COMPANY shall pay every two years, for the duration of the extension, an amount equal to two percent (2%) of its revenues from the “SMP” from the year prior to the year of the payment, net of any taxes and associated social contributions.

Paragraph 1. When calculating the amount referred to in the main section of this Clause, the net revenue arising from the application of the Basic and Alternative Service Plans, the subject-matter of this authorization, shall be considered.

Paragraph 2. Calculation of the percentage referred to in the main section of this Clause shall be always related to the revenue, net of the deduction of any taxes and contributions thereon, calculated between January and December of the previous year and obtained from the financial statements, prepared pursuant to the fundamental principles of accounting, approved by the AUTHORIZED COMPANY’s Management and audited by independent auditors; payment shall be due on April 30 of the year subsequent to that of the calculation of the amount payable.

Paragraph 3. The first installment of the amount payable shall fall due on April 30, 2022, and shall be calculated considering the net revenue earned from January 1 to December 31, 2021; the subsequent installments shall become payable every twenty-four months, the revenue of the previous year being their calculation basis.

Paragraph 4. Delay in the payment of the amount due as provided for in this Clause shall imply the application of a late payment fine of zero point thirty-three percent (0.33%) per day up to a limit of ten percent (10%), in addition to interest equivalent to the reference rate of the Special System for

AUTHORIZATION AGREEMENT 002/2005/SPV - ANATEL

Settlement and Custody – “SELIC”, accrued on a monthly basis as from the month subsequent to that of the due date of the period, and one percent (1%) in the month it is paid.

Clause 1.8 – Application for an extension of the right to use the radiofrequencies shall be sent to ANATEL in the period comprised between a maximum of four years and a minimum of three years prior to the expiry date of the original period of time of the Authorization.

Sole paragraph. This shall only be rejected if the interested party fails to make rational and appropriate use of the radiofrequency, if it has committed repeated violations in its activities or if it shall be necessary to modify the end-use of the radiofrequency.

Clause 1.9 - ANATEL is hereby authorized to institute a new process for granting the authorization for exploiting the “SMP” if an application for an extension is not submitted in a timely fashion, up to twenty-four (24) months prior to expiry of the original period of time granted.

Chapter II
The Value of the Authorization

Clause 2.1 – The value of the Authorization for exploring the “SMP” in the Service Area, subject-matter hereof, is nine million, seven hundred and twenty five thousand reais (R$9,725,000.00), to be paid as follows:

I – the total proposed amount or ten percent (10%) of this amount shall be paid on the date on which the Authorization Agreement is signed, the amount due being updated by the variation in the IGP-DI (General Price Index – Internal Availability) of the Getúlio Vargas Foundation, as from the date of delivery of the Identification Documents, the Price Proposals and the Qualification Documentation, until the date of the actual payment, if said payment occurs twelve (12) months after the date of delivery of the Identification Documents, the Price Proposals and the Qualification Documentation.

II – the remaining ninety percent (90%) shall be paid in six equal, annual installments, falling due respectively in up to thirty-six (36), forty-eight (48), sixty (60), seventy-two (72), eighty-four (84) and ninety-six (96) months as from the date of the signing of the Authorization Agreement of the “SMP”, the amount to be paid being duly updated by the variation of the IGP-DI (General Price Index –Internal availability) of the Getúlio Vargas Foundation, as from the date of delivery of the Identification Documents, the Price Proposals and the Qualification Documentation until the date of the actual payment if the payment occurs twelve (12) months after the date of the delivery of the Identification Documents, the Price Proposals and Qualification Documentation, plus simple interest at a rate of one percent (1%) per month, incurring on the adjusted amount as from the date of the signing of the Authorization Agreement of the “SMP”.

Paragraph 1. Any delay in the payment of the burden provided for in this Clause shall mean the application of a default fine of zero point thirty-three percent (0.33%) per day up to a limit of ten percent (10%), plus interest, the equivalent of the reference rate of the Special Settlement and Custody System – SELIC, accrued on a monthly basis as from the month subsequent to the due date, and one percent (1%) in the month it is paid.

Paragraph 2. Failure to pay the amount stipulated in this clause shall imply the Authorization shall be immediately forfeited, regardless of the application of any other applicable penalties.

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Chapter III
The Manner, Form and Conditions of Service Rendering

Clause 3.1 – The AUTHORIZED COMPANY undertakes to render the service that is the subject-matter hereof in such a way as to fully comply with the obligations inherent to the service provided on a private basis, pursuant to the criteria, formulae and parameters determined herein.

Sole paragraph. The failure to comply with the obligations relating to the subject-matter hereof shall be reason for the application of the sanctions provided for herein, shall permit its temporary suspension by ANATEL and, depending on the case, the forfeiture of this Authorization shall be decreed, pursuant to Article 137 of the LGT.

Clause 3.2 – The AUTHORIZED COMPANY shall explore the service that is the subject-matter hereof at its own expense and risk, on the basis of full and fair competition as established in the LGT, being remunerated by the prices charged, pursuant to the provisions hereof .

Paragraph 1. The AUTHORIZED COMPANY shall not be entitled to any type of exclusivity or any hypothesis of a guarantee of economic-financial breakeven, nor may it claim any rights as far as the admission of new providers of this same service is concerned.

Paragraph 2. The AUTHORIZED COMPANY shall not have any acquired rights as to the permanence of the conditions in force at the time of issuance hereof or at the time of starting the activities set forth herein, and it shall comply with any new conditions that may be imposed upon it by law and by the regulations.

Paragraph 3. The rules shall grant sufficient amounts of time for adapting to the new conditions.

Clause 3.3 – Provision of the “SMP” shall be considered as having been started with the regular offer of the services to users and the existence of a Subscription Agreement.

Clause 3.4 – The AUTHORIZED COMPANY shall maintain free access to public emergency services as laid down in the regulations.

Clause 3.5 – The AUTHORIZED COMPANY shall ensure its users the free exercise of their right to choose the STFC provider for handling Long Distance calls, pursuant to the provisions of the “SMP” regulations.

Clause 3.6 – Alterations in the corporate control of the AUTHORIZED COMPANY shall be subject to control by ANATEL for the purposes of checking the conditions that are indispensable to issuing and maintaining the authorization under the provisions of the regulations.

Paragraph 1. Conditions indispensable to the issuing and maintenance of the authorization, among others, are those described in Article 7 of the General Plan for the Authorization of “SMP”, in Article 10, Paragraph 2 of the PGO and in Article 133 of the LGT.

Paragraph 2. Transfer of the Authorization Agreement shall be subject to approval by ANATEL, pursuant to the requirements of paragraph 2 of the Article 136 of the LGT.

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Clause 3.7 – The AUTHORIZED COMPANY shall freely establish the prices to be practiced in providing the “SMP”, by defining Service Plans with structures, forms, criteria and values that shall be reasonable and non-discriminatory; they may vary as a function of the technical characteristics, specific costs and the functions offered to users, as defined in the SMPO regulations.

Chapter IV
Commitments relating to Coverage

Clause 4.1 – The AUTHORIZED COMPANY undertakes to:

I – have a coverage area equivalent to, at least, fifty percent (50%) of the urban area in fifty percent (50%) of the State capitals, municipalities with more than five hundred thousand (500,000) inhabitants and in Region II, and also the Federal District, within twelve (12) months of the signing of this Authorization Agreement ;

II – serve the State capitals, municipalities with more than five hundred thousand (500,000) inhabitants and in Region II, and also the Federal District, within twenty-four (24) months of the signing of this Authorization Agreement ;

III – have a coverage area equivalent to, at least, fifty percent (50%) of the urban area in fifty percent (50%) of the municipalities with more than two hundred thousand (200,000) inhabitants within thirty-six (36) months of the signing of this Authorization Agreement ;

IV – serve municipalities with more than two hundred thousand (200,000) inhabitants within forty-eight (48) months of the signing of this Authorization Agreement; and

V – serve municipalities with more than one hundred thousand (100,000) inhabitants within sixty (60) months of the signing of this Authorization Agreement.

Clause 4.2 – A location shall be considered to be served when the coverage area comprises, at least, eighty percent (80%) of the urban area.

Clause 4.3 – Failure to comply with these commitments shall subject the AUTHORIZED COMPANY to the sanctions provided for herein and in the regulations and may result in the cancellation of the authorization.

Clause 4.4 – The locations that are subject-matter of the commitments provided for in 4.1 shall be defined taking into consideration the estimate of the Population for States and Municipalities, with reference date as of July 1, 2000 as published by the IBGE (Brazilian Institute of Geography and Statistics) by means of Resolution 9, dated August 8, 2000.

Chapter V
Service Quality

Clause 5.1 – An assumption forming part of this Authorization is the appropriate quality of service rendered by the AUTHORIZED COMPANY, which shall be considered as being service that satisfies the conditions of regularity, efficiency, security, upgrade, generality and courtesy.

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Paragraph 1. Regularity shall be characterized by the continued exploration of the service with strict compliance with the provisions set out in the rules issued by ANATEL.

Paragraph 2. Efficiency shall be characterized by achieving and maintaining the parameters laid down herein and by the assistance given to the user of the service within the time frames provided for in this Authorization Agreement.

Paragraph 3. Security in exploring the service shall be characterized by the confidentiality of the data relative to use of the service by users and preservation of the complete confidentiality of the information transmitted within the environment of its exploration.

Paragraph 4. Upgrade shall be characterized by the modernity of the equipment, the installations and the techniques used in operating the service, with the assimilation of technological advances that provide users with benefits in a definitive manner in compliance with the provisions hereof .

Paragraph 5. Generality shall be characterized by a non-discriminatory service provision to all and any user, the AUTHORIZED COMPANY undertaking to provide the service to whomever requests it pursuant to the regulations.

Paragraph 6. Courtesy shall be characterized by a respectful and immediate service for all users of the authorized service, as well as compliance with the obligation to promptly and politely inform and serve everybody requesting the AUTHORIZED COMPANY for information, action or any type of request, pursuant to the provisions hereof, whether they are users or not.

Clause 5.2 – The AUTHORIZED COMPANY shall achieve the quality targets as fixed by the General Plan of Quality Goals for the “SMP” – PGMQ-SMP.

Clause 5.3 – The exploration of the authorized service may only be suspended pursuant to the “SMP” Regulations, as enacted by ANATEL.

Chapter VI
Numbering Plan

Clause 6.1 – The AUTHORIZED COMPANY undertakes to comply with the Numbering regulations issued by ANATEL and shall ensure that the subscriber to the service has portability of the access codes pursuant to the regulations.

Chapter VII
Billing of Users

Clause 7.1 – The amount, way of measuring it and the criteria for billing the services provided shall be established by the AUTHORIZED COMPANY, based on what is laid down in the “SMP” regulations.

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Chapter VIII
Rights and Duties of Users

Clause 8.1 – The rights and duties of the users are those established in the LGT and in the regulations, without prejudice to the rights provided for in Law 8078 as of September 11, 1990 in those cases regulated by it, nor to those included in “SMP” provision contracts.

Chapter IX
Rights and Duties of the AUTHORIZED COMPANY

Clause 9.1 – The rights and duties of the AUTHORIZED COMPANY are those established in the LGT and in the regulations.

Clause 9.2 – In contracting for services and acquiring equipment and materials linked to the subject- matter of this Authorization Agreement, the AUTHORIZED COMPANY undertakes to consider offers from independent suppliers, including Brazilian suppliers, and to base its decisions with respect to the various offers presented in fulfilling the objective criteria of price, conditions of delivery and the technical specifications established in the relevant regulations.

Sole paragraph. In the contracting under consideration, the procedures of the Regulations governing Procedures for Service Contracting and Acquisition of Equipment or Materials by Telecommunications Service Providers, as approved by Resolution 155 of ANATEL as of August 5, 1999 shall apply.

Chapter X
Obligations and Attributions of ANATEL

Clause 10.1 – In addition to the other prerogatives inherent to its function as the regulatory body and other obligations arising from this Authorization Agreement, ANATEL shall be responsible for:

I – monitoring and supervising the exploration of the service with a view to ensuring compliance with the regulations;

II – regulating the operation of the authorized service;

III – applying the penalties provided for in the service regulations and specifically herein;

IV – ensure the good quality of the service, receiving, investigating and resolving the complaints and grievances of users, informing them within a maximum of ninety (90) days of the measures taken for punishing the violations of their rights;

V – declaring the Authorization cancelled in those cases provided for in the LGT;

VI – ensuring that interconnection is guaranteed, by settling any eventual outstanding matters that may have arisen between the AUTHORIZED COMPANY and other providers;

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VII – permanently monitoring the relationship between the AUTHORIZED COMPANY and other providers, by settling the conflicts that arise;

VIII – suppressing that conduct on the part of the AUTHORIZED COMPANY that is contrary to a competitive environment, pursuant to the authorities granted by CADE (Administrative Council for Economic Defense), the regulations and, in particular, the provisions set out in Clauses 10.2. and 10.3 of this Chapter;

IX – exercising the activities of supervising the service pursuant to the provisions of this Authorization Agreement; and

X – paying the FISTEL (Telecommunications Supervisory Fund) fees, by adopting the measures provided for in the legislation.

Clause 10.2 - ANATEL may institute Administrative Proceedings for Failure to Comply with Obligations (PADO) aimed at investigating untruths or the lack of foundation of the conditions declared by the AUTHORIZED COMPANY, relating to failure to hold a stake in the control of other companies or other obstructions that pose an impediment to economic concentration, every time there are indications of a relevant influence by this company, its associates, subsidiary companies or controlling companies over a corporate entity that is an SMP provider, under the terms of the Regulations for Investigating the Control and the Transfer of Control in Telecommunications Service Provider Companies, as approved by ANATEL’s Resolution 101 as of February 4, 1999.

Sole paragraph. The evidence, after the procedure provided for in this Clause, of existing any situation that might characterize an untruth or lack of foundation of the conditions as declared by the AUTHORIZED COMPANY, this shall result in the cancellation of its Authorization under the terms of the Article 139 of the LGT.

Clause 10.3 - ANATEL may also institute administrative proceedings for investigating any violation against economic policy as provided for in Law 8884/94.

Chapter XI
Basis of Supervision

Clause 11.1 - ANATEL shall supervise the services in order to ensure compliance with the commitments as set out in this Authorization Agreement.

Paragraph 1. The supervision to be undertaken by ANATEL shall comprise the inspection and monitoring of the activities, equipment and installations of the AUTHORIZED COMPANY, implying broad access to all data and information of the AUTHORIZED COMPANY or of third parties.

Paragraph 2. The information collected in the supervisory activity exercise shall be published in the Library with the exception of that which, at the request of the AUTHORIZED COMPANY, shall be considered by ANATEL to be of a confidential nature.

Paragraph 3. The information that may be considered to be of a confidential nature under the provisions of the previous paragraph, shall only be used in proceedings correlated to this Authorization Agreement, and ANATEL and those indicated by it shall be held liable for any disclosure, either ample or restricted, of such information outside this sphere of use.

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Clause 11.2 – The AUTHORIZED COMPANY, through its indicated representative, may monitor all and any of ANATEL’s supervisory activities, albeit not being able to obstruct or impede the supervisory activities, under penalty of incurring the punishment provided for in the regulations.

Chapter XII
Telecommunications Networks and Access by Visiting Users

Clause 12.1 – The AUTHORIZED COMPANY, in as far as the implementation and operation of the Telecommunication Networks destined to provide support for the provision of the “SMP” are concerned, shall observe the provisions of the regulations, in particular the Regulations for Telecommunications Services, as enacted in Resolution 73 of November 25, 1998, as altered by Resolutions ANATEL 234, as of September 6, 2000 and 343, as of July 17, 2003, in the General Regulations for Interconnection, as approved by Resolution 40, as of July 23, 1998 and in the “SMP” regulations.

Clause 12.2 – Remuneration for the use of the networks shall be agreed upon between the AUTHORIZED COMPANY and other telecommunications service providers, pursuant to the provisions of Article 152 of the LGT and the “SMP” regulations.

Chapter XIII
Sanctions

Clause 13.1 – The AUTHORIZED COMPANY is subject to supervision by ANATEL, pursuant to the relevant legal and regulatory provisions and shall, when so requested, provide information pursuant to the “SMP” regulations, allowing free access to its technical resources and books of account.

Clause 13.2 – Failure to comply with the assumed conditions or commitments associated with the authorization shall subject the AUTHORIZED COMPANY to the sanctions of a warning, fine, temporary suspension or forfeiture, pursuant to the provisions of the SMP regulations.

Chapter XIV
Cancellation of the Authorization

Clause 14.1 – The Authorization shall be considered cancelled by annulment, forfeiture, deterioration, relinquishment, or cancellation pursuant to Articles 138 to 144 of the LGT and the procedures included in the regulations.

Sole paragraph. The declaration of cancellation shall not suppress the application of the applicable penalties pursuant to the provisions of this Authorization Agreement for the violations incurred in by the AUTHORIZED COMPANY.

Clause 14.2 – The Authorization, subject-matter hereof, shall be subject to forfeiture in the hypothesis of failure to comply with the commitment provided for in MODEL 2 of APPENDIX II of the Call for Tender.

Chapter XV
Legal Basis and Applicable Documents

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Clause 15.1 – This Authorization is governed, without prejudice to the other rules included in Brazilian legal procedures, by LGT and the regulations arising therefrom.

Clause 15.2 – In exploration of the service hereby authorized, it shall be necessary to comply with ANATEL regulations, which are regarded as an integral part hereof, especially those documents listed in the “SMP” Regulations.

Clause 15.3 – The CALL FOR TENDER 0002/2004/SPV – ANATEL, its attachments, consultations and replies, are also an integral part of this Authorization Agreement, as if they were transcribed herein.

Clause 15.4 – When interpreting the rules and provisions herein, besides the documents referred to in this Chapter, the general rules of hermeneutics and the norms and principles contained in the LGT shall also be taken into account.

Chapter XVI
Jurisdiction

Clause 16.1 – The court venue of the Judicial Section of the Federal Courts of Brasília, in the Federal District. shall be chosen for the settlement of issues arising from this Authorization Agreement.

Chapter XVII
Final Provision

Clause 17.1 – This Authorization Agreement shall become effective as from the publication of its extract in the Federal Official Gazette.

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In witness whereof, the parties having fully agreed upon the provisions and conditions hereof, sign this agreement in three (3) copies of equal tenor and form in the presence of the undersigned witnesses, so that all its legal effects are produced.

Brasília, April 28, 2005

by ANATEL:

___________________________________
ELIFAS CHAVES GURGEL DO AMARAL
Chairman of the Board of Directors

___________________________________
JOSE LEITE PEREIRA FILHO
Member of the Board of Directors

by the AUTHORIZED COMPANY:

___________________________________
MARCOS PACHECO
Technical Director

___________________________________
RICARDO DEL GUERRA PERPÉTUO
Chief Financial Officer and Investor Relations Officer

Witnesses:

___________________________________
JARBAS JOSÉ VALENTE
CREA/DF 4346/D

___________________________________
NELSON MITSUO TAKAYANAGI
RG 435025 SSP/DF

AUTHORIZATION AGREEMENT 002/2005/SPV - ANATEL